Exhibit 10.6

May 15, 2015

Graeme Bell

Re:                             Offer of Employment by Anacor Pharmaceuticals, Inc. (the “Offer Letter”)

Dear Graeme:

Pursuant to this Offer Letter, I am very pleased to confirm to you our offer of employment with Anacor Pharmaceuticals, Inc. (the “Company”) as Executive Vice President and Chief Financial Officer, a full-time, exempt level position reporting to the Company’s Chief Executive Officer working primarily from the Company’s principal executive offices in Palo Alto, CA. You will serve in an executive capacity as an officer of the Company. Subject to fulfillment of all conditions imposed by this Offer Letter, your start date shall be a date mutually agreed between you and the Company’s Chief Executive Officer (your “Start Date”).

The terms of our offer and the benefits currently provided by the Company are as follows:

1.              Your initial base salary on your Start Date will be $400,000 per annum, payable semi-monthly per the Company’s standard payroll process and less all applicable taxes and withholdings.

2.              In addition, beginning on your Start Date and contingent upon your continued employment with the Company, you will be eligible to participate in the Company’s bonus plan (the “Bonus Plan”) under the terms and conditions of the Bonus Plan determined in the sole discretion of the Company. You will initially be eligible for an annual target bonus of 35% of your base salary, based on achievement of various performance objectives that will include Company and individually based objectives as established and evaluated by the Company. Your participation in the Bonus Plan will be governed by the terms and conditions of the Bonus Plan. Any payment made under the Bonus Plan will be subject to all applicable taxes and withholdings. The Company reserves the right to modify, terminate or otherwise amend its incentive plans from time to time as it deems necessary, as well as to use its sole discretion in determining any awards under the Bonus Plan.

May 15, 2015

Graeme Bell

3.              As a full-time employee, beginning on your Start Date, you will be eligible to participate in health insurance, and other employee benefit plans established by the Company, subject to any eligibility requirements imposed by such plans. You will also be eligible for paid time off (“PTO”) equal to four weeks or 20 working days accrued per year of service, which will accrue on a prorated basis each pay period during which you are an active employee, subject to the terms and conditions of the Company’s PTO policies, as in effect from time to time.

4.              As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will be required to sign the Company’s standard “Confidential Information and Invention Assignment Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

5.              In an effort to facilitate your relocation closer to the Company’s principal executive offices, upon your acceptance of this employment offer, through the Company’s relocation service, you will be provided with up to $150,000 for receipted relocation expenses (the “Relocation Assistance”). The value of the Relocation Assistance will be subject to tax withholding as applicable. Please be sure to consult with your own tax or financial advisor to understand your tax obligations specific to your personal situation. If your employment with the Company terminates within one year following your Start Date (the “One-Year Period”) by reason of your voluntary resignation or your termination by the Company for Cause (as defined in the Change of Control and Severance Agreement, defined below), you agree to repay the Company a pro-rated portion of the aggregate value of the Relocation Assistance provided to you, which pro-rated portion will be equal to the aggregate value of the Relocation Assistance provided paid to you, multiplied by a ratio, the numerator of which is the number of days remaining in the One-Year Period following the effective date of your termination of employment, and the denominator of which is 365. Such repayment will be due to the Company at the effective time of your termination of employment, and the Company shall be entitled to offset any other wages or payments owed to you to satisfy any such repayment amounts.

6.              As soon as practicable following your Start Date, you will be granted the following equity incentive awards pursuant to the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”): (a) $1,125,000 of time-vesting stock options to purchase shares of common stock of the Company, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Options”), (b) $375,000 of time-vesting restricted stock units (the “Time-Vest

May 15, 2015

Graeme Bell

RSUs”), (c) $500,000 of performance-based restricted stock units (the “Base Performance RSUs”) and (d) $250,000 of performance-based restricted stock units (the “Supplemental Performance RSUs”, and together with the Options, the Time-Vest RSUs and the Base Performance RSUs, the “Initial Equity Awards”). The Options will vest over a four-year period, with 25% vesting in an annual installment following the vesting commencement date and the remaining 75% vesting in equal monthly installments thereafter. The Time-Vest RSUs will vest over a four-year period, with 25% vesting annually following the vesting commencement date. The Base Performance RSUs will be earned and will vest based on the criteria established by the Compensation Committee of the Board of Directors of the Company for the 2015 performance-based RSU awards issued to other similarly situated senior executives, which criteria is described in Exhibit A hereto. The Supplemental Performance RSUs will be earned and will vest based on the criteria described in Exhibit B hereto. The number of shares of Company common stock subject to the Initial Equity Awards will be determined by the Company consistent with the Company’s 2015 annual executive equity grant procedures. The Initial Equity Awards will be governed by the terms and conditions of the Plan and the corresponding award agreements.

7.              While we look forward to a mutually satisfying relationship, should you decide to accept our offer, your employment is for no specific period of time and you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any or no reason, at any time, with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Offer Letter) should be regarded by you as ineffective. This at-will provision may only be amended in a writing signed by both you and the Company’s Chief Executive Officer. Your participation in any bonus, equity incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. As always, the Company reserves the right to modify, delete or otherwise amend its benefits, compensation and incentive programs from time to time as it deems necessary in its sole discretion.

8.              As soon as practicable after your Start Date, the Company will enter into a Change of Control and Severance Agreement, substantially in the form attached hereto as Exhibit C, with you (such agreement, the “Change of Control and Severance Agreement”).

9.              For purposes of federal immigration law, and as a requirement of your employment with the Company, within three business days following your Start Date you will be required to present documentation demonstrating your identity and eligibility to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

May 15, 2015

Graeme Bell

10.       This Offer Letter supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter.

Please sign this Offer Letter below and return one original to the Company, Attention: General Counsel. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Offer Letter. Should you have anything else that you wish to discuss, please do not hesitate to call us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Paul Berns
Name: Paul Berns
Title: Chief Executive Officer
Date: 5/28/15

I have read and understood this Offer Letter and hereby acknowledge, accept and agree to the terms set forth above as of the date first set forth above. No further commitments were made to me as a condition of employment.

/s/ Graeme Bell
Name: Graeme Bell
Date: 5/28/15